UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
February 18, 2005

FRANKLIN COVEY CO.

(Exact name of registrant as specified in its charter)

Commission File No. 1-11107

Utah	87-0401551
(State or other jurisdiction of	(IRS Employer Identification
incorporation)	Number)

2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2099
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (801) 817-1776

Former name or former address, if changed since last report: Not Applicable

[  ] Written communications pursuant toRule 425 under the Securites Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-12(b))

[  ] Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On February 18, 2005, Franklin Covey Co. (the Company) entered into an agreement with Levy Affiliated Holdings, LLC (Levy Holdings) to sell and lease-back the buildings and real estate at its corporate headquarters in Salt Lake City, Utah for $34.3 million. In connection with the sale, the Company will enter into a 20-year master lease agreement with Levy Holdings, an unrelated private investment group. The Company has six five-year options to renew the master lease agreement and could therefore maintain its principal headquarters and operations at the current location for the next 50 years. The Company currently expects that, if the sale is completed, its net proceeds, after transaction and other related costs, will be approximately $32 million.

Following closure of the sale, the net proceeds will be available for general corporate purposes. If the Company’s proposed recapitalization plan is approved by the shareholders at the annual meeting scheduled for March 4, 2005, all or a portion of the proceeds may, subject to the discretion of the Company’s Board of Directors, be used to exercise the Company’s contractual rights to retire a portion of its outstanding preferred stock provided for in that plan. However, Levy Holding’s obligation to close is subject to a 60-day due diligence review, obtaining acceptable financing, confirmation of title and survey information, and other customary closing conditions. The Company’s closing obligations are subject to Board of Director approval and other conditions.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

99.1	Press release dated February 22, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRANKLIN COVEY CO.

Date: February 22, 2005

/s/ STEPHEN D. YOUNG
Stephen D. Young Chief Financial Officer